Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-off and Delinquency Statistics
As of and for the month ended November 30, 2010
(Dollars in millions)

Domestic Card Metrics (1)	November 2010
Net Principal Charge-Offs	$333
Average Loans Held for Investment	$52,851
Annualized Net Charge-Off Rate	7.56%
30+ Day Performing Delinquencies	$2,264
Period-end Loans Held for Investment	$53,115
30+ Day Performing Delinquency Rate	4.26%

Auto Finance Metrics(1)
Net Principal Charge-Offs	$39
Average Loans Held for Investment	$17,769
Annualized Net Charge-Off Rate	2.65%
30+ Day Performing Delinquencies	$1,385
Period-end Loans Held for Investment	$17,780
30+ Day Performing Delinquency Rate	7.79%

International Card Metrics(1)
Net Principal Charge-Offs	$41
Average Loans Held for Investment	$7,472
Annualized Net Charge-Off Rate	6.65%
30+ Day Performing Delinquencies	$427
Period-end Loans Held for Investment	$7,349
30+ Day Performing Delinquency Rate	5.81%

(1)
 Period-end Loans Held for Investment and Average Loans Held for Investment include accrued finance charges and fees, net of the estimated uncollectible amount.  We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.